Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT, WAIVER AND RELEASE

This SEPARATION AGREEMENT, WAIVER AND RELEASE (“Separation Agreement”) is between Benihana, Inc. (“Employer”) and Taka Yoshimoto (“Employee”).

WHEREAS, Employee and Employer wish to set forth their respective rights and obligations arising from the separation of Employee;

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, Employer and Employee hereby agree as follows:

1.           Employment Separation.  Employee herewith resigns as an employee of Employer and is separated from employment with Employer effective Friday, December 18, 2009 (the “Separation Date”).  Employee acknowledges that, as of the date of this Separation Agreement, except as set forth herein, Employee has been paid all wages and benefits due for services rendered to Employer through the Separation Date and any accrued but unused vacation or other leave or other payments of any kind which are, under Employer’s policies, compensable at the time of termination.

2.           Salary Continuation; Other Benefits.

(a)           Employer shall pay severance pay to Employee equal to twelve (12) months’ salary, payable in twelve (12) equal payments of $19,340.66, less required withholding and deductions, on or about the 15th day of each month.  Payments to Employee shall begin on the 15th of the month following the expiration of the Revocation Period (as defined below) and ending with the payment on December 15, 2010 (the foregoing period referred to herein as the “Term” of this Separation Agreement).

(b)           For purposes of the continuation coverage obligations under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), Employee’s separation will be considered a COBRA qualifying event that occurred on the Separation Date.  In connection with the execution of this Separation Agreement, Employer will provide appropriate COBRA notices and election forms relevant for such qualifying event.  Execution of this Separation Agreement by Employee will be deemed to be an election to accept COBRA continuation coverage under Employer’s medical insurance plan for Employee and his covered spouse and/or dependents (as applicable).  During the Term, Employer will pay on Employee’s behalf the COBRA premiums applicable only to Employee’s health insurance coverage.  At the expiration of the Term, Employee will assume responsibility for the payment of COBRA premiums if Employee wishes to continue to receive COBRA insurance coverage.

(c)           All other forms of compensation, insurances and other benefits, not expressly dealt with in this Section 2, shall terminate on the Separation Date.

3.           Release.

(a)           For and in consideration of the promises and other valuable consideration paid to Employee pursuant to this Separation Agreement, Employee, for himself and for his heirs, executors, successors and assigns (collectively, “Releasors”), hereby releases and discharges Employer, and all related and affiliated entities, and all of their predecessors, successors, heirs or assigns, and any past, present or future officers, directors, agents, owners and employees (collectively, the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, which the Releasors ever had or may now have against the Releasees from the beginning of the world through the date of this Separation Agreement.

(b)           Without limiting the generality of Section 3(a) above or characterizing the nature of the Releasors’ claims, this document releases the Releasees from (i) any and all claims arising out of Employee’s employment or termination of employment with Employer; (ii) any and all claims (whether based on a federal, state or local stature, or court decision) including, but not limited to, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, the Employee Retirement and Income Security Act, and the Florida Civil Rights Act; (iii) any and all claims for breach of contract; (iv) any and all claims for lost wages, bonuses, back pay, front pay, employee benefits, including severance pay, or for damages or injury of any type whatsoever, including, but not limited to, defamation, injury to reputation, intentional or negligent infliction of emotional distress, (whether arising by virtue of statute or common law, and whether based upon negligent or willful actions or omissions); and (v) any and all claims for compensatory or punitive damages, attorneys’ fees, costs and disbursements which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees for, upon or by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of the execution of this Separation Agreement by Employee, except for those rights expressly reserved in this Separation Agreement.

(c)           Employee acknowledges that Employee fully understands and agrees that this Separation Agreement shall operate as a complete defense to any claim or entitlement which hereafter may be asserted by Employee or any other person acting on Employee’s behalf, against Employer for or on account of any matter or thing whatsoever arising out of or in any way based upon the circumstances, facts, and events relating to Employee’s employment and separation from employment.  This Separation Agreement does not prohibit Employee from participating in an investigation conducted by the EEOC.

4.           No Admission.  The making of this Separation Agreement is not intended, and shall not be construed, as any admission that Employer or any of the Releasees has violated any federal, state, or local law, or has committed any wrong against Employee or any other person or entity.

5.           Resignation from Board of Directors.  Employee agrees to resign as a member of the Board of Directors of Benihana, Inc. effective December 18, 2009.

6.           Non-Disparagement.

(a)           Employee covenants that, except to the extent required by law, he will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on the Employer or any of its employees, officers or directors, or that denigrates, disparages or results in detriment to the Employer or any of its employees, officers or directors.  This section does not prohibit any truthful statement made to any government agency in the context of an official investigation.

(b)           Employee covenants and agrees that he will not communicate with or speak to any chef, chief chef, regional chef, general manager, restaurant manager, or regional manager of Benihana, Inc. regarding Benihana, Inc. or its officers, employees, directors, or agents.

7.           Confidentiality.

(a)           For purposes of this Separation Agreement, “Confidential Information” includes, but is not limited to, any and all personal information about the Employer’s customers, all records, files, reports, letters, memoranda, records, data, flowcharts, agreements, information, and other secret, confidential or proprietary information of any nature relating to Employer, its owners and customers, its affiliates and subsidiaries, and their parents, officers, board members or employees, which is not generally available to the public.

(b)           Except as required by law, Employee shall not disclose to or discuss with any person or entity any information concerning (i) any matter relating directly or indirectly to this Separation Agreement, (ii) the termination of Employee’s employment with Employer, or (iii) Employer’s Confidential Information.  Employee hereby warrants and guarantees that he has surrendered to Employer all documents and data of any kind, including electronic versions of documents and data in machine-readable form, and any and all reproductions, in whole or in part, of any items relating to Confidential Information and has not made or retained any copy or extract of such documents, data or reproductions.  Employee hereby further warrants and guarantees that no Confidential Information exists on any computers, computer storage devices or other electronic media that were at any time within Employee’s control, other than those which remain at, or have been returned to, Employer.

(c)           Employee agrees to give Employer written notice of any and all attempts to compel disclosure or production of any Confidential Information or other information as to which disclosure is prohibited by this Separation Agreement.  Such written notice shall be provided as soon as reasonably possible after the Employee becomes aware of such attempt to compel such information and not less than five (5) days before compliance with any subpoena or order is requested or required.

8.           Non-Solicitation.  Employee agrees that he will not, directly or indirectly, for his own account or as an agent, employee, officer, director, trustee, consultant or member, partner, shareholder or other equity holder of any corporation, firm, company, partnership or other entity employ, or solicit the employment, of any person who was employed by Employer or its affiliates on the date of this Separation Agreement or within six (6) months prior to such date.

9.           Employee Cooperation.  Employee shall make himself available at reasonable times and places throughout the Term to:

(a)           fully cooperate and assist with the transition of Employee’s duties and responsibilities;

(b)           fully cooperate and assist with any examination of the Employer and any parent, subsidiary, successor or affiliate of Employer, conducted by regulatory authorities having jurisdiction over the Employer, including attendance at meetings and production of notes and records that may be in Employee’s possession; and

(c)           fully cooperate and assist the Employer and any parent, subsidiary, successor or affiliate of Employer, in any internal investigations or audits.

Employer will reimburse Employee any reasonable out of pocket expenses associated with requests for assistance under this Section, including travel, lodging and meals.

10.           Return of Employer Property.  As a condition precedent to receiving any consideration under this Separation Agreement, Employee agrees to return immediately all Employer’s property in Employee’s custody or possession, whether created by Employee or others, including but not limited to any keys or electronic cards providing access to any of Employer’s facilities, personal or laptop computers, handheld computers, the originals and all copies of all documents, files, reports, letters, memoranda, records, data, flow charts, promotional materials, agreements, market studies and other tangible material containing confidential or proprietary information concerning the Employer, its affiliates, subsidiaries, officers, board members of employees.

11.           Breach.  Any material breach by Employee of sections 6 through 10 of this Separation Agreement shall be considered a breach for which Employer shall be entitled to cease the additional payments and benefits described in Section 2 of this Separation Agreement, in addition to any other remedies to which the Employer may be entitled by law.

12.           Remedy.  In order to enforce compliance with this Separation Agreement, Employee acknowledges that the failure to comply with the provisions of this Separation Agreement will cause Employer irrevocable harm and that a remedy at law for such failure would be an inadequate remedy for Employer.  Therefore, Employee consents that Employer may obtain an order of specific performance, an injunction, a restraining order, or other equitable relief from a court or arbitrator having jurisdiction.  The availability of equitable relief shall not preclude Employer from recovering any monetary damages to which it is entitled under applicable law.

13.           Miscellaneous.  This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, representatives, successors and assigns.  Captions and headings in this agreement are intended solely for convenience of reference and shall not be used in interpretation of this Separation Agreement.  This Separation Agreement shall be governed by the substantive and procedural laws of the State of Florida.  The failure of any provision of this Separation Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Separation Agreement shall not be construed to be a waiver of such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.  The venue for any claim or action by either party against the other in connection with any provision of this Separation Agreement shall be in a court in the State of Florida and in the County of Broward.

14.           Attorneys’ Fees.  With the exception of a claim arising under the ADEA, the prevailing party shall be entitled to any attorneys’ fees and court costs incurred in enforcing this Separation Agreement or in defending any claim brought in violation hereof.

15.           Opportunity to Review.  Employee acknowledges and warrants that:

(a)           He has had a reasonable period of time of not less than 21 days to consider the terms and provisions of this Separation Agreement;

(b)           He has been advised by Employer in this writing to consult, and has had adequate opportunity to consult with, an attorney of his choosing prior to executing this Separation Agreement;

(c)           He has carefully read this Separation Agreement in its entirety, has had an opportunity to have its provisions explained to him by an attorney of his choosing, and fully understands the significance of all of its terms and provisions; and

(d)           He is signing this Separation Agreement voluntarily and of his own free will and assents to all of the terms and conditions contained herein.

(e)           Employee acknowledges and agrees that the consideration to be provided to Employee, as set forth above in Section 2 of this Separation Agreement, exceeds anything of value to which Employee would otherwise be entitled in the absence of this Separation Agreement and is sufficient consideration for Employee’s promises under this Separation Agreement.

16.            Effective Date.  This Separation Agreement shall not become effective until the eighth day following its execution by Employee (the “Effective Date”). Employee shall have the right to revoke this Separation Agreement for a period of seven (7) days following his execution of this Separation Agreement (the “Revocation Period”) by giving written notice by personal delivery of such revocation to Darwin Dornbush, Chairman, c/o Dornbush, Schaeffer, Strongin & Venglia, LLP, 747 Third Avenue, 11th Floor, New York, New York 10017.  If Employee revokes this Separation Agreement prior to the Effective Date, the promises and obligations contained herein shall be null and void.

17.           Entire Agreement.  This Separation Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and the duties, compensation and benefits of Employee; and, except as otherwise specifically provided herein, supersedes all prior communications, representations, agreements, understandings, plans and arrangements between the parties, whether oral or written.  This Separation Agreement cannot be amended, supplemented, or modified except by an instrument in writing signed by the parties against whom enforcement of such amendment, supplement or modification is sought.

18.           Execution of Agreement.  This Separation Agreement may be executed in counterparts, and upon such execution, shall be complete, and the terms, provisions and obligations set forth shall be in full force and effect.

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EMPLOYEE FURTHER STATES THAT HE HAS CAREFULLY READ THIS SEPARATION AGREEMENT, IT HAS BEEN FULLY EXPLAINED TO HIM, THAT HE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY, AND THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, AND THAT THE ONLY PROMISES MADE TO HIM TO SIGN THE SEPARATION AGREEMENT ARE THOSE STATED IN THE SEPARATION AGREEMENT, AND THAT EMPLOYEE IS SIGNING THIS SEPARATION AGREEMENT VOLUNTARILY WITH THE FULL INTENT OF RELEASING EMPLOYER OF ALL CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement.

BENIHANA, INC.

By:	/s/ Taka Yoshimoto	By:	/s/ Richard C. Stockinger
	Taka Yoshimoto		Richard C. Stockinger
Chief Executive Officer

Date:	December 22, 2009	By:	December 22, 2009

STATE OF FLORIDA	)
:ss.
COUNTY OF MIAMI - DADE	)

On the 22nd day of December, in the year 2009, before me, the undersigned, personally appeared TAKA YOSHIMOTO, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Mary Patricia Rodriguez
Notary Public